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INDEPENDENT AUDITORS' CONSENT


To the Board of Trustees and Shareholders
LSA Variable Series Trust

We consent to the incorporation by reference in this Post-Effective
Amendment No. 3 to Registration Statement No. 333-80845 of LSA Variable Series Trust on Form N-1A under the Securities Act of 1933, of our report dated February 2, 2001, relating to the LSA Variable Series Trust, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement. We also consent to the references to us under the headings "Independent Auditors" and "Financial Statements" in the Statement of Additional Information, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP
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    Deloitte & Touche LLP

Chicago, Illinois
April 23, 2001